Exhibit 10.10

EMPLOYMENT AGREEMENT

Between Calliditas Therapeutics AB, 556659-9766 ("The Company"), Wallingatan 26B, 111 24 Stockholm and Frank Bringstrup [***] has signed the following employment contract.

1.	Work duties, form of employment, etc.

1.1	FRANK BRINGSTRUP is employed as VP Regulatory Affairs. FRANK BRINGSTRUP will work full time in the Company and report to the Company's CEO. Normal working hours are 40 hours per week.

1.2	The employment is a permanent employment and is valid from February 1, 2019 or earlier if agreed between the parties.

1.3	FRANK BRINGSTRUP will carry out all parts of his work with the skill, speed and care that the Company has reason to expect from a reputable VP Regulatory Affairs. The work must be carried out at least 60% at the company's office in Stockholm.

2.	Salary, overtime, etc.

2.1	FRANK BRINGSTRUP receives a salary of SEK 110,000 per month. The salary is paid on the 25th of the earning month. If the 25th is a holiday, the salary will be paid the following weekday.

In addition to salary, FRANK BRINGSTRUP receives 16.3% of monthly salary per month in pensions and insurance benefits, in addition to statutory pensions and insurance.

The work can entail both overtime and travel in the service. FRANK BRINGSTRUP does not have the right to overtime or travel time allowance, which should be considered included and paid in full through regular salary.

Sick pay is paid in accordance with current legislation.

2.2	Review and possible salary adjustments are made annually on 1 May.

2.3	The right to a bonus for FRANK BRINGSTRUP, if applicable, is agreed in a separate written agreement between the parties and does not form part of the employment contract.

3.	Vacation

FRANK BRINGSTRUP is entitled to 30 days paid vacation per year. Paid holidays are earned in the usual way and must be taken in agreement with the company's CEO.

4.	Work tools etc.

4.1	For the execution of FRANK BRINGSTRUP's duties, the Company provides equipment that is essential for the execution of the work. Currently, this means laptop and mobile phone.

4.2	FRANK BRINGSTRUP is entitled to reimbursement for reasonable expenses for representation after the approval of the CEO.

4.3	FRANK BRINGSTRUP shall comply with the Company's policy regarding outlays and shall report all receipts no later than the month after the outlays were made. FRANK BRINGSTRUP is not entitled to compensation for expenses unless FRANK BRINGSTRUP is able to present a receipt for the expenses.

5.	Loyalty etc.

FRANK BRINGSTRUP has to monitor and safeguard the Company's interests at all times. FRANK BRINGSTRUP is not entitled to carry out work or, directly or indirectly, to pursue or have a financial interest in activities that compete with the activities that the Company conducts from time to time. Furthermore, FRANK BRINGSTRUP shall not undertake any assignment that, by its scope or nature, may adversely affect the performance of the employment.

6.	Privacy

FRANK BRINGSTRUP undertakes, without time limit, not to use confidential information regarding the Company, its operations, customers or partners, with third parties or for own use. For the purposes of this Agreement, “confidential information” means any information, whether technical, commercial or other, whether documented or not, with the exception of information that is or becomes widely known or that has come or is widely publicized in other ways FRANK BRINGSTRUP's violation of this provision.

7.	Prohibition of competition

7.1	The parties agree that FRANK BRINGSTRUP, through its position in the Company, will disclose corporate secrets that cannot be protected by patents or similar registration procedures, and whose use in competing activities would result in significant but for the Company. The parties also agree that it is a prerequisite for the Company, in confidence, to submit such information to FRANK BRINGSTRUP that the Company can ensure that FRANK BRINGSTRUP does not use the knowledge and contacts obtained through the employment to build or operate in operations that compete with the Company or its affiliates. It is therefore incumbent upon FRANK BRINGSTRUP to, during the term of the Employment Agreement and for nine (9) months from termination of employment, either himself or as owner, partner, board member, adviser or employee of another company, either directly or indirectly with the Company, or with its affiliates, competing operations.

7.2	Except in the cases mentioned below, the Company shall pay FRANK BRINGSTRUP a monthly payment in arrears, as compensation for the inconvenience of the competitive prohibition on competition. The compensation shall be calculated as the difference of the income that FRANK BRINGSTRUP subsequently earns, or could reasonably have earned in a new employment or other employment, and the average compensation received (including both fixed salary and variable remuneration) in the last 12 months before termination of employment. However, the remuneration from the Company shall never exceed sixty (60) per month of FRANK BRINGSTRUP's average monthly remuneration per month during the period when the prohibition on competition applies. In the event that FRANK BRINGSTRUP, despite reasonable measures to limit its loss of income, does not receive new employment or engage in other employment activities after termination of employment, compensation is paid monthly by sixty (60) percent of FRANK BRINGSTRUP's average monthly compensation as set out above during the period of the competitive ban. The right to compensation from the Company in accordance with this paragraph assumes that there is a causal link between FRANK BRINGSTRUP's commitment to prohibit competition and the loss of income arising from its application. Compensation is not paid if FRANK BRINGSTRUP violates the prohibition on competition.

7.3	After the termination of employment, FRANK BRINGSTRUP shall keep the Company informed of the size of its income from new employers or other business activities. Such notification shall be made in writing to the Company no later than the 15th of each month. If this does not happen, it is assumed that FRANK BRINGSTRUP has not suffered any loss of income for that month, without the restriction of competition according to point 7.1, for that reason.

7.4	Compensation under this paragraph shall not be paid for the period during which FRANK BRINGSTRUP may receive severance pay from the Company or if the employment terminates due to: (i) FRANK BRINGSTRUP's retirement or (ii) cancellation of the Employment Agreement or the Company has terminated FRANK BRINGSTRUP.

7.5	Both during the employment and after either party's termination of employment and as long as the prohibition on competition is in force, the Company can unilaterally, through notification to FRANK BRINGSTRUP, limit the scope of the prohibition on competition or completely free FRANK BRINGSTRUP from the obligation to comply with the prohibition on competition. In the event that the Company completely exempts FRANK BRINGSTRUP from the obligation to comply with the prohibition on competition, the Company's liability under paragraph 7.2 above shall cease to apply. The company's possible exemption from the competition ban must be given with one month's notice period.

8.	Employment and customer prohibitions

8.1	The parties agree that during the term of employment of the Employment Agreement and for twelve (12) months from termination of employment, FRANK BRINGSTRUP must not have, in person or through any other, business contacts with any person or company, which during the last twelve months prior to the employment cessation has been a customer of, or actively processed by, the Company or its affiliated companies, with the aim of causing such customer / potential customer to change, terminate or not enter into a commercial relationship with the Company or its affiliates. However, upon request from FRANK BRINGSTRUP, the Company may, in written confirmation, in individual cases release FRANK BRINGSTRUP from this undertaking.

8.1	The parties further agree that during the term of the Employment Agreement and for twelve (12) months from termination of employment, FRANK BRINGSTRUP may not employ, either personally or through any other person, any person employed or employed by the Company or its affiliates or utilize their services other than through the Company. However, upon request from FRANK BRINGSTRUP, the Company may, in written confirmation, in individual cases release FRANK BRINGSTRUP from this undertaking.

9.	Time reporting etc. and policies

FRANK BRINGSTRUP undertakes to comply with the Company's policy on time reporting, IT security, use of e-mail and the Internet, travel etc.

10.	Results

All results, including all information, data, know-how, inventions or equivalent and all related intellectual property rights that lie within the Company's business areas and which arise through FRANK BRINGSTRUP's care or participation during the period of employment ("Result") shall immediately belong to the Company with full and unrestricted ownership without any other compensation to FRANK BRINGSTRUP other than ordinary salary under this Agreement. At the Company's request, FRANK BRINGSTRUP shall confirm transfer of Results in a separate written document where appropriate or necessary for, for example, seeking intellectual property protection or carrying out a transaction.

11.	Personal data

In order to administer this employment contract and to be able to carry out work management and conduct the business in an appropriate manner, the Company will process FRANK BRINGSTRUP's personal data with the help of, among other things. computers. The personal information consists of FRANK BRINGSTRUPs, social security number, telephone number, home address, other contact details, bank account details, etc. The Company may also publish FRANK BRINGSTRUP's name, position, telephone number, e-mail address and a photo on FRANK BRINGSTRUP on the Company's website.

FRANK BRINGSTRUP hereby submits its approval to the Company's processing of FRANK BRINGSTRUP's personal data as above.

12.	Termination

12.1	Mutual notice period of 3 months is applied.

12.2	Upon termination of employment, FRANK BRINGSTRUP shall hand over to the Company all material and property of the Company for which FRANK BRINGSTRUP has possession or otherwise is responsible. This includes keys, documents and documents (both in paper form and digital), computer, mobile phone, software etc.

13.	Penalty

Should FRANK BRINGSTRUP violate the provisions of Articles 5, 6, 8 and 10, in addition to damages for actual damage, the company shall also be entitled to receive a penalty of at least three months' salary for each violation.

14.	Law

Swedish law shall apply to this agreement.

This agreement has been drawn up in two similar copies, each of which the parties have taken separately.

Stockholm 18/12 2018	Stockholm 18/12 20118

Calliditas Therapeutics AB

/s/ Renée Aguiar-Lucander	/s/ Frank Bringstrup
Renée Aguiar-Lucander, CEO	Frank Bringstrup